Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the joint proxy statement/prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 23, 2020, relating to the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years in the two-year period ended December 31, 2019, and the related notes, of Pinnacle Bankshares Corporation and Subsidiary, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

July 2, 2020